Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, “Independent Registered Public Accounting Firm”, “Index to Financial Statements”, “Part C — Other Information”, and “Selected Condensed Financial Data” in the Registration Statement (Form N-2 No. 333-194669) and related Prospectus of TCP Capital Corp., dated June 5, 2014, filed for the registration of its common stock, preferred stock, debt securities, subscription rights, and warrants and to the use of our reports dated (a) March 6, 2014, with respect to the consolidated financial statements and schedules of TCP Capital Corp. (b) March 6, 2014, with respect to the financial statements and schedules of Special Value Continuation Partners, LP, and (c) March 18, 2014, with respect to the senior securities table.

/s/ Ernst & Young LLP

Los Angeles, California
June 4, 2014